Contract No.:_____________

Import T/T Financing Agreement

Important Notice: This Contract is entered into by the Parties in accordance with laws based on equality and free will, and the terms and conditions of this Contract fully reflect the genuine intention of the Parties hereto. In order to protect legal rights and interests of the Borrower, the Lender hereby draws the Borrower's special attention to the terms and conditions of this Contract in relation to each Party's rights and obligations, in particular those in bold.

Party A (Accepting bank): Industrial and Commercial Bank of China Limited, Shanghai Zhangjiang Branch

Address: No. 639 Zhangjiang Road, Pudong District, Shanghai ,China

Legal representative: Qiqing Jiang

Party B (Drawer): CER Energy Recovery (Shanghai) Co., Ltd.

Address: Building#26, No. 1388 Zhangdong Road, Zhangjiang Hi-tech Park, Shanghai ,China

Legal representative: Qinghuan Wu

Whereas: To specify the rights and obligations and ensure the proper execution of import T/T financing transaction, Party A and Party B hereby enter into this Agreement after negotiation.

Article 1 definition: “Import T/T financing” is that under the item of Party B entrusts Party A to make payment for import purpose, due to the financing need of Party B, after providing guarantee to Party A as required to obtain financing and authorized Party A to pay this financing to overseas suppliers. Party B warrants to repaying the above mentioned principal to Party A within agreed time as well as resulting interest, overdue penalty interest, etc.

In this situation, all risk arising from the import is assumed by party B.

Article 2 Import financing amount: USD1,150,000. (SAY USD one million one hundred and fifty thousand only).

Article 3 Financing interest rate: three months libor +200bp, if suffer the adjustment of interest rate within financing period, carry out in accordance with the interest rate of the date of financing.

Article 4 Term of the loan: The term of the loan hereunder shall be 90 days commencing from June 15, 2012 to September 14, 2012.

Article 5 Financing management: Party A is entitled to check and supervises the Party B’s operating managements、financing activities and stock material as well as sales situations. Party B shall submit financial statement as well as plan and statistic statements to Party A every month, and provide the working convenience of financing management.

Article 6 Party B agrees to provide property guarantee as Party A required in order to ensure Party A return total principal and interests on time, A security contract will be entered into separately. In the situation of Party A required, Party B should deposit the sales money to designated account of Party A, account number is 　　　　　.

In case of Party B cannot repay the amount due, Party A is entitled to have the priority of obtain the amounts of disposal collaterals. The collaterals mentioned above are excluding of import goods.

Party B also can provide other guarantees with Party A accepted. If Party B cannot repay the amount due, the guarantor undertakes joint liability unconditionally.

If party B provide for the mortgage guarantee, the contract name and number is as follows: (number: )

Article 7 Repayment: Party B shall warrant repay the principal and interest within agreed time of the loan hereunder. Party B can repay the money in advance and by installments, the interest will bear according to remaining outstanding principals.

If Party B files to repay the amount on time, whatever reasons, Party A is entitled to do as follows:

1.	Penalty interest will be imposed in addition to the loan interest rate hereunder at 30% on any overdue amount (overdue penalty interest rate), compound interest will be charged in accordance with the penalty interest rate in respect to overdue amounts.
2.	Deduct the amounts due from cash deposit under the arrangement of the loan.
3.	Deduct the amounts due from all kinds of accounts receivable.
4.	Disposing collaterals and required guarantors to perform compensatory obligations.
5.	Take any other measures which can maintenance the rights of Party A under the items of this loan.

Article 8 Insurance: Party B shall actively or under requirement of Party A to insure with Party A the first beneficiary to , the insurance number is . Party A is entitled to deduct the principal and interests from the compensatory amounts provided by insurance company.

Article 9 Party B representation warrants and undertaking:

1.	Party B is an independent economic entity which established in accordance with the laws of PRC;
2.	Party B has legal rights and is entitled to fulfill its obligations;
3.	All of materials provided by Party B is authentic in respect to this financing agreement;
4.	This financing amount is only used in the payment of above mentioned goods;
5.	Party B further ensure that, unless Party provide written consent, Party B cannot:
(1)	Provide guarantee for other economic entity before repaying all principal and interests;
(2)	Cause, incur or permit any loss in respect to properties and rights now and future.

6. Party B promise, the following activities will never occur in any conditions:

(1)	After Party A financing and make the payment to a third Party, against to Party A’s creditor’s right in any cause.
(2)	Damage Party A’s right with foundation trade contract disputes.
(3)	Pledge or collateralize the above mentioned documents or goods represented by documents to others;
(4)	Take activities which detrimental or may hinder Party B to fulfill obligations under this agreement;

Article 10 Default:

1.	Party B will be in default upon occurrence of any of the following events:

(1) Representations or warrants issued by Party B are unauthentic or breach of promise under this agreement;

(2) Party B is in default or breach of any of its obligations under this agreements;

(3) In Party A’ s opinion, the Party B’s ability to operate its business, or its financial indicators such as cash flow do not comply with agreed standard or suffer deterioration, which has affected or may affect performance of its obligations hereunder;

(4) Party B is or may be under winding-up, dissolution, liquidation, suspension of business, or its business license has been or may be revoked or cancelled, or it has applied or been applied, or may apply or be applied, for bankruptcy;

(5) Party B is or may be involved in any material economic dispute, or there is any liability accident caused by Party B’s violation of applicable laws and regulations, regulatory rules or industry standard in relation to food safety, production safety or environmental protection, which has affected or may affect performance of its obligations hereunder;

(6) Party B obtains fund or credit facility from the Party A by using false contracts between the Party B and its related party or transactions that do not actually exist, or intentionally uses related transactions to evade from or invalidate the Party A’s claim;

(7) Party B fails to provide other security acceptable to Party A when the security provided hereunder suffers any change that is adverse to the claim of the Party A;

(8) Other events that may cause adverse impact on realization of the Party A’s claim hereunder.

2. If the Borrower is in default, the Lender may take any one or more of the following steps:

(1)	Party A may require Party B to remedy its default within a designated period;
(2)	Cease to advance the loans which has not advanced yet;
(3)	Declare immediate maturity of all outstanding loans and require immediate repayment of such loans and amounts, and assume according default responsibilities;

(4)	Party A may require Party B to compensate against all losses caused by such default of Party B; and
(5)	Other steps that are set out under applicable laws and regulations agreed under this Contract or deemed necessary by Party A.

Article 11 If Party B files to repay the loan when it becomes due (including accelerated maturity as declared by Party A), Party A is entitled to deduct relevant amounts form all RMB and foreign exchange accounts opened by Party B in Party A or Industrial and Commercial Bank to set off such debt, until all outstanding amounts are fully settled.

If the currency of deducted amount is different from that of the loan hereunder, the amount will be converted in accordance with applicable exchange rate published by Party A on the date of such deduction. Party B shall bear all interest and other expenses incurred between the deduction date and the actual settlement date (i.e. the date when the debts hereunder are actually settled after Party A converts the deducted amount into the currency of the loan hereunder in accordance with applicable State policies on administration of foreign exchange), as well as the difference caused by fluctuation of exchange rate during such period.

Article 12 If so required by applicable laws, regulations, or other financial regulators, Party A may provide the information related to this Contract and other information related to Party B to the credit information database of the People's Bank of China or other credit database created in accordance with laws for duly qualified institutions or individuals to check or use. Party A may also enquire information related to Party B by using the credit information basic database of the People's Bank of China or other credit database created in accordance with laws for purpose of execution and performance of this Contract.

Article 13 Waiver: Failure to exercise, partial exercise or delay in exercise by Party A of any of its rights hereunder will not constitute waiver of or amendment to such right or any other right, nor will it affect Party A's further exercise of such right or any other right.

Article 14 Amendment and supplement of the agreement: Under agreement of written consent by both Parties, this agreement can be amended and supplemented. Any amendments and supplements signed by both parties constitute an integral part of the agreement, and the amended agreement will replace relevant content of the original agreement from the effective date. The supplementary agreement shall be final and binding upon both Parties from the effective date.

Article 15 Governing law and dispute resolution

This agreement is applicable for People’s Republic of China’s laws and in accordance with its explanation.

All disputes and controversies arising from or in connection with this Contract shall be solved by the Parties through consultations, failing which, be solved by the following second means agreed hereunder.

1.	Such dispute shall be submitted to China international economic trading Arbitration Commission for arbitration in accordance with the arbitration rules of such commission in force upon submission of arbitration application.
2.	Such dispute shall be submitted to the jurisdiction of the competent court of place where Party A located.

During the period of Litigation or arbitration, the terms unrelated to dispute part will be continue to perform by two parties.

Article 16 The change of the parties: If Party B shall inform Party A in advance in case of the occurrence of merger、demerger or restructuring. When Party B merger or reduction of capital, Party A is entitled to pay off debts or provide guarantee; when Party B suffer merger, all entities shall assume joint and several liabilities.

Article 17 《Import T/T financing trading application》is an integral part of this agreement hereunder, all terms listed have the equal legal force and effect.

Article 18 This Agreement is made in two copies, and each of Party A and Party B shall hold one copy, all of which shall have the same legal force and effect. This contract shall take effect as of the date hereof, and end upon the date when all of both Parties’ obligations hereunder are fully performed

Party A (seal):____________________________

Person-in-charge/authorized representative: ___________________________________

Party B (seal):____________________________

Legal representative/authorized representative: ___________________________________

Date: ______________________

Entrusted Payment Agreement

Principal (Party A): CER Energy Recovery (Shanghai) Co., Ltd.

Address: _ Building#26, No. 1388 Zhangdong Road, Zhangjiang Hi-tech Park, Shanghai ,China

Legal Representative: Qinghuan Wu

Agent (Party B): Industrial and Commercial Bank of China Limited, _______

Address: _ No. 639 Zhangjiang Road, Pudong District, Shanghai ,China

Person-in-Charge: _Jiqing Jiang__________________________________________

WHEREAS:

1.	Party A and Party B have entered into a import T/T financing agreement (contract number 3012501055) (the Financing Contract), whereby Party B shall provide Party A with relevant financing as agreed thereunder.
2.	In accordance with relevant regulatory requirements and management requirements of Party B, certain financing that meets relevant conditions or other amount for which Party A agrees to adopt entrusted payment arrangement will be subject to entrusted payment arrangement, where Party B will, upon and in accordance with drawdown application and payment entrustment issued by Party A, pay the proceeds of the financing to the relevant payees of Party A for agreed purposes.

Upon equal negotiations and mutual agreement, Party A and Party B enter into this agreement in relation to entrusted payment arrangement related to the financing.

Article 1 Condition for Entrusted Payment

Entrusted payment agreement will be applied if the amount of a single drawdown made by Party A under the agreement is equal to or exceeds RMB 500,000 or meets the following conditions:

Article 2 Authorization and Entrustment

After a drawdown amount which meets the condition for entrusted payment as set out hereunder is remitted into the designated account of Party A, Party A shall authorize and entrust Party B to transfer such amount into an account of Party A’s payee for the purpose as agreed under financing contract, and provide relevant information including payment voucher as required by Party B.

The purpose of financing as agreed under financing contract is: payment of purchase.

Article 3 Entrusted Payment

(1)	Party A shall open or designate an account with Party B, which will be dedicated for the entrusted payment.
(2)	In relation to entrusted payment, Party A shall, upon each drawdown, provide Party B with information of its own designated account to receive the financing and payee’s account and relevant supporting documents to prove that such drawdown is for the agreed purpose. Party A warrants that all information provided to Party B is true, complete and effective.
(3)	In relation to entrusted payment, Party B will only carry out a pro forma review on information provided by Party A including information on payees and supporting documents evidencing purpose of financing. Party B is not liable for its failure to promptly complete entrusted payment due to the fact that any information provided by Party A is untrue, inaccurate and incomplete.
(4)	If Party B finds that the information provided by Party A including supporting documents to prove purpose of financing is inconsistent with each other or has other defects, Party B may require Party A to provide supplemental information, or replace, explain on or re-submit relevant information. Party B may refuse to advance or pay relevant amount until Party A provides relevant information to the satisfaction of Party B.
(5)	According to Party A's purpose of financing, Party B may require relevant supporting documents including a jointly-signed certificate to be issued by Party A, an independent intermediary and other relevant parties, and Party B will advance and pay relevant financing upon provision of such supporting documents.
(6)	If Party B finds that the information provided by Party A is consistent with the agreed purpose of financing and all conditions precedent to drawdown as agreed under the Financing Contract have been satisfied, Party B shall first remit the financing into an account designated by Party A and then transfer relevant amount to the accounts of Party A's payees as required and in accordance with relevant business vouchers provided by Party A.
(7)	Party B may decide to adjust the conditions for advance and payment of financing, or cease to advance and pay the financing proceeds, upon occurrence of any of the following events:
1.	Party A provides Party B with false or invalid information to obtain financing;
2.	there is any material adverse change or deterioration of credit condition in Party A's production and operation, or any default under the Financing Contract;
3.	Where the proceeds of financing are to be invested in fixed assets, the progress of the project falls behind expenditure of such proceeds;
4.	Party A fails to draw down or use the financing in accordance with the Financing Contract, or there is any irregularity in use of proceeds of financing;

5.	Party A breaches relevant provisions of this Agreement and/or the Financing Contract or relevant regulatory provisions by circumventing entrusted payment arrangement by dividing one drawdown into multiple drawdowns of smaller amount; or
6.	The account designated by Party A to receive the financing or the account of Party A's payee is frozen or suspended by competent authorities.

Article 4 Freezing or Suspension of Account

If Party B is unable to complete entrusted payment in accordance with Party A's entrustment due to the reason that the account designated by Party A to receive the financing or the account of Party A's payee is frozen or suspended by competent authorities, Party B is not liable for such failure, nor will such failure affect any accrued repayment obligations of Party A under the Financing Contract.

Article 5 Supervision and Check on Direct Payment

If the proceeds of financing under the Financing Contract are to be paid directly by Party A to its payees, Party A undertakes to accept and actively cooperate with Party B's check and supervision on the use of the proceeds of the financing (including purpose of financing), including account analysis, voucher verification and on-site investigation, and to regularly summarize and report information on the use of proceeds of the financing as requested by Party B.

Article 6 Liability for Breach

1.1	Party A shall indemnify Party B against all losses incurred by Party B due to the reason that any information provided by Party A to Party B is untrue, incomplete or invalid.
1.2	Unless otherwise agreed hereunder, Party B shall be liable for its failure to promptly advance and pay the financing in accordance with this Agreement.

Article 7 Force Majeure Event and Accident

If Party B fails to promptly advance and pay relevant amount due to any unforeseeable, unavoidable and unconquerable force majeure event, including war and natural disaster, or any accident including breakdown of Party B's system or communication, Party B is not liable for such failure, provided that Party B shall promptly notify Party A of such force majeure event or accident.

Article 8 Effectiveness and Termination

This Agreement shall take effect as of the date hereof, and end upon the date when all financings have been drawn down by Party A under the Financing Contract (including cancellation by Party B of all financings for which Party A has not made drawdown in accordance with the Financing Contract) and Party B has completed all matters in relation to the entrusted payment.

Article 9 Miscellaneous

This Agreement is an appendix to the Financing Contract, and has equal legal effect as the Financing Contract. Any issue that is not covered by this Agreement shall be governed by the Financing Contract.

Appendix: List of Payees and Accounts

Party A (seal):

Legal representative (authorized representative): ___________________________________

Party B (seal):

Person-in-charge (authorized representative): ___________________________________

Date: ______________________Appendix:

List of Payees and Accounts

Payee 1:

Account name: Haie Hi tech Engineering (Hong Kong) Company limited.

Account number: 499-507770-838

Bank: HSBC SUN HUNG KAI BRABCH

Amount to be paid: USD 1150000.00

Payee 2:

Account name: _______________________________________

Account number: _______________________________________

Bank: _______________________________________

Amount to be paid: _______________________________________

Payee 3:

Account name: _______________________________________

Account number: _______________________________________

Bank: _______________________________________

Amount to be paid: _______________________________________

Payee 4:

Account name: _______________________________________

Account number: _______________________________________

Bank: _______________________________________

Amount to be paid: _______________________________________

Borrower (seal):_____________________________